Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, January 5, 2012

4:30 P.M. CST

A. H. Belo Corporation Previews Fourth Quarter/Full-Year 2011

Performance, Announces Executive Departure and Describes Division of

Real Estate Co-Owned with Former Parent Company

DALLAS – A. H. Belo Corporation (NYSE: AHC) announced today that fourth quarter 2011 earnings before interest, taxes, depreciation, amortization, pension and impairment expenses and net investment-related losses (“Adjusted EBITDA”) is exceeding expectations, and the Company anticipates full-year 2011 Adjusted EBTIDA will surpass $45 million.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We anticipate a total fourth quarter 2011 revenue decrease of four to five percent compared to 2010 – an improvement in the rate of decline compared to the third quarter of 2011. Total revenue in November was about flat compared to the prior year due primarily to improving advertising trends at The Dallas Morning News, The Providence Journal and The Press-Enterprise.”

Cash and cash equivalents at the end of the fourth quarter of 2011 will be positively impacted by the better-than-expected revenues, a dividend of $2.2 million from Classified Ventures, owner of Cars.com and Apartments.com, and pre-tax cash proceeds totaling $1.0 million from the sale of a real estate asset in Southern California.

As part of the Company’s continued efforts to streamline operations, John C. McKeon, president / General Manager of The Dallas Morning News, will depart in the first or second quarter and pursue another senior executive management position in the media industry. Effective immediately, James M. Moroney III, publisher and Chief Executive Officer of The Morning News, will assume McKeon’s responsibilities and direct reports, which include sales, marketing, digital operations, circulation and distribution. The president / General Manager position will not be replaced. Until his departure, McKeon will continue to work on several transitional matters.

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A. H. Belo Corporation Previews Fourth Quarter/Full-Year 2011 Performance,

Announces Executive Departure and Describes Division of Real Estate Co-Owned

with Former Parent Company

January 5, 2012

Page Two

“John’s contributions to the success of The Dallas Morning News and A. H. Belo over the past four years are immeasurable. His leadership and guidance have helped The Morning News navigate through many challenges during unprecedented times in our industry,” said Moroney.

“I appreciate the many opportunities my time at The Dallas Morning News has afforded me and am proud of the accomplishments made during my tenure. There is an exceptional leadership team at The Morning News, and I wish them every success in their future endeavors,” said McKeon.

Howard G. Sutton, publisher and Chief Executive Officer of The Providence Journal, and Ronald D. Redfern, publisher and Chief Executive Officer of The Press-Enterprise, who have reported to Moroney, will report to Decherd as part of the reorganization.

A. H. Belo also announced today that the Company and its former parent company, Belo Corp., divided the assets of Belo Investment, LLC (“Belo Investment”), a real estate investment company in which A. H. Belo and Belo Corp. each previously held a fifty percent interest, on December 31, 2011. Belo Investment owned real estate in downtown Dallas near the two companies’ operating facilities and the City’s new convention center hotel complex.

Decherd said, “The division of jointly-owned real estate is the last major step in separating the affairs of A. H. Belo and Belo Corp. This transaction fairly divided Belo Investment’s assets and provides both parties with greater financial flexibility.”

The division of Belo Investment’s assets was based on independent third party appraisals. A. H. Belo now owns three commercial parking lots, each occupying all or part of a full city block, and a public-private plaza covering another city block. Parking income will largely offset the carrying costs related to these properties. The Company

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A. H. Belo Corporation Previews Fourth Quarter/Full-Year 2011 Performance,

Announces Executive Departure and Describes Division of Real Estate Co-Owned

with Former Parent Company

January 5, 2012

Page Three

anticipates its annual net cash outlay for these properties will be approximately $0.7 million less than its net cash outlay to Belo Investment in 2011.

As of result of the Belo Investment transaction, A. H. Belo anticipates that fourth quarter 2011 financial results will include a non-cash expense of approximately $4.5 million. The Company will also record a liability of $0.8 million for deferred capital improvements to a property retained by Belo Corp.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of Cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal

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A. H. Belo Corporation Previews Fourth Quarter/Full-Year 2011 Performance,

Announces Executive Departure and Describes Division of Real Estate Co-Owned

with Former Parent Company

January 5, 2012

Page Four

securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other public disclosures and filings with the Securities and Exchange Commission.